Exhibit 99.1

WABCO Reports Q3 2009 Results, Delivers Profit Despite Continued Severe

Slump in Industry and 42 Percent Drop in Sales Year on Year

•	Q3 2009 sales of $382 million, down 42 percent from prior year and down 38 percent in local currencies due to the continued severe slump in the global commercial vehicle industry

•	Q3 2009 EBIT of $34.3 million, down from $65.9 million a year ago; EBIT of $16.4 million on performance basis, down from $74.8 million a year ago

•

Q3 2009 diluted EPS of $0.52 on U.S. GAAP basis and diluted EPS of $0.19 on performance basis, up from Q2 2009 loss of $0.27 and $0.07 respectively, significantly raising EPS on reported and performance basis versus prior quarter

•	On track with execution of streamlining program by eliminating approximately 1,600 positions versus a year ago

•	Generated $31.4 million in net cash from operating activities and $19.7 million of free cash flow in Q3 2009, bringing free cash flow to $86.5 million year-to-date

•	Improves full year 2009 operating framework

BRUSSELS, Belgium, October 28, 2009 – WABCO Holdings Inc. (NYSE: WBC), a global technology leader and tier-one supplier to the commercial vehicle industry, today reported that Q3 2009 sales totaled $382.0 million, down 42 percent from prior year and down 38 percent in local currencies due to the unprecedented continued severe slump in global demand for new commercial vehicles.

“All our employees are fully aligned and intensely contributing to support and implement our plan to secure WABCO’s success. Thanks to their commitment, even in a commercial vehicle industry that has severely deteriorated for four consecutive quarters, our Q3 2009 results demonstrate WABCO’s powerful ability to still achieve a positive operating result and continue to generate a strongly positive free cash flow,” said Jacques Esculier, WABCO Chairman and Chief Executive Officer. “Over a year ago, we anticipated market declines and quickly acted to mitigate the global production slump for trucks, buses and trailers. Today, we have successfully resized our organization for a significantly reduced level of market demand without sacrificing our commitment to our strategy of technology leadership, global expansion and excellence in execution.”

“In Q3 2009, we continued to increase our revenues from emerging markets, particularly from Asia, as a result of the past five years of persistent focus on WABCO’s global expansion. As of this quarter, two of our five largest customers are based in Asia. In the same period a year ago, our top five customers were all in Europe,” said Esculier.

WABCO reported a Q3 2009 gross profit margin of 22.7 percent versus 26.7 percent a year ago. Excluding separation and streamlining costs, performance gross profit margin was 25.7 percent versus 27.0 percent a year ago.

WABCO reported Q3 2009 Earnings Before Interest and Taxes (EBIT) of $34.3 million, down from $65.9 million of income a year ago. Performance EBIT was $16.4 million, down from $74.8 million of income a year ago.

In Q3 2009, WABCO settled certain indemnification obligations associated with the separation from the former American Standard Companies Inc., resulting in a release of $41.3 million of existing reserves. WABCO recorded $18.6 million of streamlining expenses and $4.8 million of separation and other items in Q3 2009. The positive net impact of all these items on Q3 2009 reported EBIT was $17.9 million.

“In Q3 2009, our WABCO Operating System delivered $15.8 million of materials and conversion productivity, with materials productivity representing a record 7.2 percent of total materials cost amid continued severe conditions for sourcing. We also achieved cost savings of $20.9 million in operating expenses during Q3 2009, resulting in a reduction of approximately 20 percent year on year,” said Esculier.

On a U.S. GAAP basis, Q3 2009 reported a net income of $33.8 million or $0.52 per diluted share versus net income of $63.7 million or $0.97 per diluted share a year ago. Excluding separation and streamlining items, one-time and other tax items, and an adjustment to the one-time impact from the Indian joint venture transactions, Q3 2009 resulted in a performance net income of $12.5 million or $0.19 per diluted share versus performance net income of $61.3 million or $0.94 per diluted share a year ago.

WABCO generated $31.4 million in net cash from operating activities in Q3 2009 and $19.7 million of free cash flow. Excluding payments of $10.5 million associated with streamlining, free cash flow in Q3 2009 totaled $30.2 million.

“Amid deeply depressed market conditions throughout 2009, WABCO maintains profitability year-to-date on a performance basis, even after losing 52 percent of sales so far this year,” said Esculier. “In the first nine months of 2009, WABCO generated cumulative free cash flow of $86.5 million, after paying $30.1 million for streamlining. This outstanding performance shows our ability to anticipate market changes, upgrade our efforts and adapt efficiently on a continuous basis.”

“As of Q3 2009, we have reset the size of our company for a global market with a lot less volume and we have accomplished this realignment without compromising our strategy. This quarter marks further achievements in technology, globalization and execution,” said Esculier.

Recent Highlights

On October 22, 2009, WABCO announced that it is supplying advanced driver assistance systems for the 2009 edition of DAF Trucks’ XF105 model which was recently voted “Top Truck of All Time” by Truck & Driver, a leading British professional magazine. The award recognizes the evolution of DAF’s top-of-the-line XF105 model as it has over the years continuously set new standards in quality, efficiency and transport performance.

On October 13, 2009, the company reported that it is supplying Broshuis with its new controller area network (CAN) Repeater, a breakthrough technology that enhances the performance of electronic braking systems (EBS) on extra long trailers. Broshuis is one of Europe’s largest and most innovative original equipment manufacturers of trailers for exceptional transport of over-sized cargo such as construction materials and steel fabrications.

Also in October 2009, WABCO announced that it is supplying several technologies to the first hybrid bus manufactured in Spain which was also named “Bus of the Year 2009” by the national commercial vehicle industry. Developed by Castrosua, a leading original equipment manufacturer of buses based in Spain, the Tempus is a serial electric-diesel hybrid-powered urban bus, which has been successfully tested by EMT and TMB, the public transport operators located in Madrid and Barcelona respectively.

In Q3 2009, a leading manufacturer of trucks and buses in Japan awarded WABCO a major multi-year contract to supply electronic braking systems for the customer’s next vehicle platform. The customer serves the Japanese market as well as Asia, Europe, and North and South America.

Also in Q3 2009, WABCO expanded its partnership with China National Heavy Truck Corporation. In a new multi-year development and supply agreement, WABCO widened the scope of its OptiDrive™ modular AMT system to cover additional transmission platforms such as 10- and 12-speed transmissions in a broader range of heavy duty trucks as well as buses, with deliveries starting in 2010.

During Q3 2009, Meritor WABCO, the company’s joint venture in North America, significantly increased sales of OnGuard™ collision safety systems, strengthening WABCO’s leadership position in advanced driver assistance technology. It sold over 1,000 OnGuard systems, more than triple the number sold in the previous quarter, due to orders from several large fleets that provide truck load freight services.

In September 2009, WABCO reported its demonstration of breakthrough technology in load monitoring for trailers at ITS 2009 in Stockholm, one of the industry’s most important international events for showcasing innovations in safe transport systems. WABCO’s new controller area network (CAN) Router technology for real-time remote load monitoring in heavy trucks and trailers is part of the Truck Cargo Weight Control project together with Volvo, the Swedish Road Authority and the Swedish Fleet Organization.

On September 3, 2009, WABCO-TVS, the company’s Indian subsidiary, was honored with the 2009 Gold Award for Manufacturing Excellence from the Automotive Component Manufacturers Association of India (ACMA), a leading industry group. ACMA’s Gold Award recognizes world-class quality systems, best practices and excellent production performance. WABCO-TVS previously won a Deming Prize for total quality management; a Total Productive Maintenance (TPM) Excellence Award from the Japan Institute of Plant Maintenance; and a Japan Quality Medal, the first awarded to a company in India.

On September 2, 2009, WABCO announced its first market expansion initiative since taking control in June 2009 of WABCO-TVS, its award-winning Indian subsidiary. WABCO plans to leverage engineering capabilities, technologies and products from India into South America, enabling opportunities for WABCO to boost sales in South America, which is less affected by the global downturn and rebounding faster. WABCO is moving quickly to leverage WABCO-TVS’s unique engineering and product development platform, which has a 40-year track record and capability of understanding the specific needs of commercial vehicles in emerging markets.

In August 2009, the company announced an agreement with Ashok Leyland, one of India’s largest manufacturers of commercial vehicles, for the development of transmission automation technology and the long term supply of automated manual transmission (AMT) systems from 2010 through 2015. Starting in 2010, WABCO will supply Ashok Leyland with its new OptiDrive modular AMT system, a breakthrough in transmission automation technology. Ashok Leyland is the first manufacturer of commercial vehicles in India to adopt WABCO’s highly advanced OptiDrive system in volume production.

Full Year 2009 Operating Framework

WABCO improves its previously disclosed operating framework for 2009 to include an estimated decline in 2009 sales of 37 to 39 percent in local currencies, resulting in a full year reported operating margin of negative 1.9 percent or higher, including streamlining and separation items, and an operating margin of 2.0 percent or higher on a performance basis. WABCO also expects that the company will generate more than $90 million in free cash flow for 2009, which excludes approximately $50 million of streamlining and separation items.

“WABCO continues to anticipate and mitigate adverse market conditions through orderly cost reduction measures, systematic productivity initiatives and further applications of lean manufacturing, among other accomplishments that our people have honed over the years in our globally connected culture of operational excellence,” said Esculier. “We continue to perform on our three strategic pillars of technology leadership, global expansion and excellence in execution. As we resize our company, we are in a strong position to take full advantage of any upturn in the market.”

Conference Call

WABCO Chairman and Chief Executive Officer Jacques Esculier and Chief Financial Officer Ulrich Michel will discuss WABCO’s results and outlook on a conference call at 9 a.m. Eastern Time today. It will be webcast at www.wabco-auto.com/investor-relations where the press release and financial information will be available under “WABCO Q3 2009 Results.”

The call is also accessible by telephone in listen only mode. Dial-in number is +1 719 457 2710 and U.S. toll-free dial-in number is 888 267 6301.

A replay of the call will be available from 12:00 Noon Eastern Time on October 28 until midnight November 5, 2009. Replay dial-in number is +1 719 457 0820 and U.S. toll-free dial-in number is 888 203 1112. Pass code is 4925914.

About WABCO

WABCO Vehicle Control Systems (NYSE: WBC) is a leading supplier of safety and control systems for commercial vehicles. For over 140 years, WABCO has pioneered breakthrough electronic, mechanical and mechatronic technologies for braking, stability, and transmission automation systems supplied to the world’s leading commercial truck, trailer, and bus manufacturers. With sales of $2.6 billion in 2008, WABCO is headquartered in Brussels, Belgium. For more information, visit www.wabco-auto.com

Forward-Looking Statements

Comments in this document contain certain forward-looking statements, which are based on management’s good faith expectations and beliefs concerning future developments. Actual results may differ materially from these expectations as a result of many factors. These factors include, but are not limited to, the risks and uncertainties described in the “Risk Factors” section and the “Forward Looking Statements” section of WABCO’s Form 10-K, as well as in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Information Concerning Forward Looking Statements” section of WABCO’s Form 10-Q Quarterly Reports. WABCO does not undertake any obligation to update such forward-looking statements. All market and industry data are based on company estimates.

Non-GAAP Financial Measures

To facilitate the understanding of Q3 2009 results, several tables follow this news release. EBIT and sales excluding the effects of foreign exchange are non-GAAP financial measures. Additionally, operating income, operating income margin, EBIT, net income and net income per diluted share on a “performance basis” are non-GAAP financial measures that exclude separation and streamlining items, one-time impact from the Indian joint venture transactions, and discrete and other one-time tax items, as applicable. Lastly, free cash flow presents our net cash provided by operating activities less net cash used for purchases of property, plant, equipment, and computer software. These measures should be considered in addition to, not as a substitute for, GAAP measures. Management believes that presenting these non-GAAP measures is useful to shareholders because it enhances their understanding of how management assesses the operating performance of the company’s business. Certain non-GAAP measures may be used, in part, to determine incentive compensation for current employees.

Attachment

•	Consolidated Statements of Income

•	Condensed Consolidated Balance Sheet

•	Consolidated Statement of Cash Flows

•	Reconciliation of Net Income to Performance Net Income and Performance Net Income per Diluted Common Share

•	Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

•	Q3 2009 Data Supplement Sheet

•	Nine Months Ended September 2009 Data Supplement Sheet

•	Reconciliation of GAAP to Non-GAAP Financial Measures for Full Year 2009 Operating Framework

Media, investors and analysts contact

Mike Thompson, +32 2 663 9854, mike.thompson@wabco-auto.com

Jason Campbell, +1 732 369 7477, jason.campbell@wabco-auto.com

WABCO HOLDINGS INC.

Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,

	2009	2008	2009	2008
(Amounts in millions, except share data)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$382.0	$655.0	$1,031.9	$2,133.3
Cost of sales	284.2	478.7	783.2	1,548.2
	11.0	1.5	36.2	2.0

Gross profit	86.8	174.8	212.5	583.1
Cost and expenses:
Selling and administrative expenses	61.3	83.4	179.5	258.0
Product engineering expenses	20.1	23.3	58.0	74.8
Streamlining expenses	7.6	2.7	19.3	9.0
Other operating expense/(income), net	0.8	3.2	(3.7)	11.1

Operating (loss)/income	(3.0)	62.2	(40.6)	230.2

Equity income of unconsolidated joint ventures	(1.6)	(5.0)	(2.1)	(8.1)
Other non-operating expense, net	4.5	0.3	5.9	3.0
Indemnification settlements	(41.3)	—	(41.3)	—
Fair value adjustment of the noncontrolling interest prior to taking control	(0.6)	—	11.5	—
Interest income, net	(0.2)	(1.8)	(0.9)	(2.8)

Income/(loss) before income taxes	36.2	68.7	(13.7)	238.1

Income taxes	0.7	4.0	3.7	43.4

Net income/(loss) including noncontrolling interest	35.5	64.7	(17.4)	194.7

Less: Net income attributable to noncontrolling interest	1.7	1.0	2.5	2.7

Net income/(loss)	$33.8	$63.7	$(19.9)	$192.0

Net income/(loss) per common share
Basic	$0.53	$0.99	$(0.31)	$2.93

Diluted	$0.52	$0.97	$(0.31)	$2.89

Common shares outstanding
Basic	64,039,101	64,501,931	64,008,585	65,499,553

Diluted	64,841,763	65,350,990	64,008,585	66,477,898

WABCO HOLDINGS INC.

Condensed Consolidated Balance Sheet

(Amounts in millions)	September 30, 2009	December 31, 2008
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$386.5	$392.8
Accounts receivable, less allowance for doubtful accounts: $9.8 in 2009; $6.9 in 2008	262.6	313.8
Inventories	167.1	162.7
Tax receivable	13.6	20.0
Future income tax benefits	4.3	4.3
Other current assets	39.1	54.4

Total current assets	873.2	948.0

Facilities, less accumulated depreciation	365.8	315.8
Goodwill	400.0	360.8
Capitalized software costs, net of accumulated amortization: $152.4 in 2009; $145.9 in 2008	23.6	22.7
Long-term future income tax benefits	29.1	29.1
Investments in unconsolidated joint ventures	9.9	74.0
Patents & intangibles	20.5	6.7
Other assets	17.8	18.9

Total Assets	$1,739.9	$1,776.0

LIABILITIES AND EQUITY
Current liabilities:
Loans payable to banks	$15.8	$76.4
Accounts payable	115.9	108.3
Accrued payroll	77.8	89.8
Current portion of warranties	43.1	54.2
Taxes payable	33.4	—
Indemnification liabilities	10.0	25.2
Streamlining liabilities	46.3	15.3
Other accrued liabilities	73.0	59.2

Total current liabilities	415.3	428.4

Long-term debt	162.0	173.6
Post-retirement benefits	328.2	319.9
Deferred tax liabilities	25.3	26.6
Long-term indemnification liabilities	31.7	35.2
Long-term income tax liabilities	77.0	94.1
Other liabilities	42.4	83.3

Total Liabilities	1,081.9	1,161.1

Total Equity	658.0	614.9

Total Liabilities & Equity	$1,739.9	$1,776.0

WABCO HOLDINGS INC.

Consolidated Statement of Cash Flows

(Unaudited)

	Three Months Ended September 30,

(Amounts in millions)	2009	2008
Operating activities:
Net income	$33.8	$63.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15.4	19.9
Amortization of capitalized software and other intangibles	5.6	4.9
Fair value adjustment of the noncontrolling interest prior to taking control	(0.6)	—
Equity in earnings/(loss) of unconsolidated joint ventures, net of dividends received	1.5	(0.7)
Non-cash stock compensation	3.2	2.1
Gain on disposal of facilities	(0.1)	—
Indemnification settlements	(41.3)	—
Changes in assets and liabilities:
Accounts receivable	(9.1)	59.9
Inventories	(12.7)	(2.7)
Accounts payable	8.8	(21.3)
Other accrued liabilities and taxes	9.8	(4.4)
Post-retirement benefits	(0.7)	(2.1)
Other current and long-term assets	14.7	(7.0)
Other long-term liabilities	3.1	(8.4)

Net cash provided by operating activities	31.4	103.9

Investing activities:
Purchases of property, plant and equipment	(10.9)	(24.1)
Investments in capitalized software	(0.8)	(1.4)

Net cash used in investing activities	(11.7)	(25.5)

Financing activities:
Net (repayments)/borrowings of long-term debt	(156.8)	156.5
Net borrowings/(repayments) of revolving credit facilities	147.9	(154.1)
Net (repayments)/borrowings of short-term debt	(10.1)	0.8
Purchases of treasury stock	—	(57.1)
Dividend payments	—	(4.5)
Proceeds from exercise of stock options	0.2	3.1

Net cash used in financing activities:	(18.8)	(55.3)

Effect of exchange rate changes on cash and cash equivalents	13.0	(26.0)

Net increase/(decrease) in cash and cash equivalents	13.9	(2.9)
Cash and cash equivalents at beginning of period	372.6	309.8

Cash and cash equivalents at end of period	$386.5	$306.9

WABCO HOLDINGS Inc.

Consolidated Statements of Income

Reconciliation of Net Income to Performance Net Income and Performance Net Income per Diluted Common Share

(Unaudited)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
(Amounts in millions, except per share data)	2009	2008	2009	2008
Net Income/(Loss)	$33.8	$63.7	$(19.9)	$192.0

Adjustments:
Streamlining cost, net of tax	15.5	3.5	48.6	9.8
Tax items	0.2	(0.6)	2.4	1.9
Separation costs, net of tax and separation related taxes	(36.4)	(5.3)	(38.4)	3.4
Impact from India JV Transaction, net of tax	(0.6)	—	9.8	—

Performance Net Income	$12.5	$61.3	$2.5	$207.1

Performance Net Income per Diluted Common Share	$0.19	$0.94	$0.04	$3.11

Common Shares Outstanding - Diluted	64.8	65.4	64.0	66.5

Note: The presentation of performance net income and performance net income per diluted common share is not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

WABCO HOLDINGS INC.

Reconciliation of Net Cash Provided

By Operating Activities to Free Cash Flow

(Unaudited)

(Amounts in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Net Cash Provided by Operating Activities	$31.4	$103.9	$126.4	$245.7

Deductions or Additions to Reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(11.7)	(25.5)	(39.9)	(62.2)

Free Cash Flow	$19.7	$78.4	$86.5	$183.5

Note: This statement reconciles net cash provided by operating activities to free cash flow. Management uses free cash flow, which is not defined by US GAAP, to measure the Company's operating performance. Free cash flow is also one of the several measures used to determine incentive compensation for certain employees.

WABCO HOLDINGS INC.

Q3 2009 Data Supplement Sheet

(Unaudited)

	Quarter Ended September 30,
(Amounts in millions)	2009	% of Sales/ Adj Sales	2008	% of Sales/ Adj Sales	% Chg vs. 2008

Sales
Reported	$382.0		$655.0		-41.7%
Foreign exchange translational effects	21.2		—

Adjusted Sales	$403.2		$655.0		-38.4%

Gross Profit
Reported	$86.8	22.7%	$174.8	26.7%	-50.3%
Streamlining costs	11.0		1.5
Separation costs	0.3		0.3

Performance Gross Profit	$98.1	25.7%	$176.6	27.0%	-44.5%

Foreign exchange translational effects	5.7		—

Adjusted Gross Profit	$103.8	25.7%	$176.6	27.0%	-41.2%

Selling, Administrative, Product Engineering Expenses and Other
Reported	$89.8	23.5%	$112.6	17.2%	-20.2%
Streamlining costs	(7.6)		(2.7)
Separation costs	(1.1)		(4.4)

Performance Selling, Administrative, Product Engineering Expenses and Other	$81.1	21.2%	$105.5	16.1%	-23.1%

Foreign exchange translational effects	5.1		—

Adjusted Selling, Administrative, Product Engineering Expenses and Other	$86.2	21.4%	$105.5	16.1%	-18.3%

Operating (Loss)/Income
Reported	$(3.0)	-0.8%	$62.2	9.5%	-104.8%
Streamlining costs	18.6		4.2
Separation costs	1.4		4.7

Performance Operating Income	$17.0	4.5%	71.1	10.9%	-76.1%

Foreign exchange translational effects	0.6		—

Adjusted Operating Income	$17.6	4.4%	$71.1	10.9%	-75.2%

Equity in (Loss)/Income of Unconsolidated Joint Ventures

Reported	1.6		$5.0
Foreign exchange translational effects	—		—

Adjusted Equity in (Loss)/Income of Unconsolidated Joint Ventures	$1.6		$5.0

EBIT (Earnings Before Interest and Taxes)

Reported Net (Loss)/Income	$33.8		$63.7
Adjust for taxes	0.7		4.0
Adjust for interest income	(0.2)		(1.8)

EBIT	$34.3	9.0%	$65.9	10.1%	-48.0%

Streamlining costs	18.6		4.2
Separation costs	(35.9)		4.7
Impact from India JV transaction	(0.6)		—

Performance EBIT (Earnings Before Interest and Taxes)	$16.4	4.3%	$74.8	11.4%	-78.1%

Foreign exchange translational effects	0.3		—

Adjusted EBIT (Earnings Before Interest and Taxes)	$16.7	4.1%	$74.8	11.4%	-77.7%

Note: The presentation of the performance measures above are not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

WABCO HOLDINGS INC.

Nine Months Ended September 2009 Data Supplement Sheet

(Unaudited)

	Nine Months Ended September 30,
(Amounts in millions)	2009	% of Sales/ Adj Sales	2008	% of Sales/ Adj Sales	% Chg vs. 2008
Sales
Reported	$1,031.9		$2,133.3		-51.6%
Foreign exchange translation effects	121.8		—

Adjusted Sales	$1,153.7		$2,133.3		-45.9%

Gross Profit
Reported	$212.5	20.6%	$583.1	27.3%	-63.6%
Streamlining costs	36.2		2.0
Separation costs	0.9		0.9

Performance Gross Profit	$249.6	24.2%	$586.0	27.5%	-57.4%

Foreign exchange translational effects	29.1		—

Adjusted Gross Profit	$278.7	24.2%	$586.0	27.5%

Selling, Administrative, Product Engineering Expenses and Other

Reported	$253.1	24.5%	$352.9	16.5%	-28.3%
Streamlining costs	(19.3)		(9.1)
Separation costs	1.3		(13.3)

Performance Selling, Administrative, Product Engineering Expenses and Other	$235.1	22.8%	$330.5	15.5%	-28.9%
Foreign exchange translational effects	27.6		—

Adjusted Selling, Administrative, Product Engineering Expenses and Other	$262.7	22.8%	$330.5	15.5%	-20.5%

Operating Income
Reported	$(40.6)	-3.9%	$230.2	10.8%	-117.6%
Streamlining costs	55.5		11.1
Separation costs	(0.4)		14.2

Performance Operating Income	$14.5	1.4%	255.5	12.0%	-94.3%
Foreign exchange translational effects	1.5		—

Adjusted Operating Income	$16.0	1.4%	$255.5	12.0%	-93.7%

Equity in Income of Unconsolidated Joint Ventures
Reported	$2.1		$8.1
Foreign exchange translational effects	(0.1)		—

Adjusted Equity in Income of Unconsolidated Joint Ventures	$2.0		$8.1		-75.3%

EBIT (Earnings Before Interest and Taxes)

Reported Net Income	$(19.9)		$192.0
Adjust for taxes	3.7		43.4
Adjust for interest (income)/expense	(0.9)		(2.8)

EBIT	$(17.1)	-1.7%	$232.6	10.9%	-107.4%
Streamlining costs	55.6		11.1
Separation costs	(36.9)		14.2
Impact from India JV transaction	11.0		—

Performance EBIT (Earnings Before Interest and Taxes)	$12.6	1.2%	$257.9	12.1%	-95.1%
Foreign exchange translational effects	0.8		—

Adjusted EBIT (Earnings Before Interest and Taxes)	$13.4	1.2%	$257.9	12.1%	-94.8%

Note: The presentation of the performance measures above are not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

WABCO HOLDINGS INC.

Reconciliation of GAAP to Non-GAAP Financial Measures for

Full Year 2009 Operating Framework

(Unaudited)

	Q2 2009 Twelve Months Ending, December 31, 2009	Update Twelve Months Ending, December 31, 2009
	(1 Euro = 1.36 USD)	(1 Euro = 1.39 USD)
Operating Income

Reported Operating Income Margin	>(3.2%)	>(1.9%)
Streamlining costs, impact to margin	2.9%	3.8%
Separation costs, impact to margin	0.3%	0.1%

Performance Operating Income Margin	>0.0%	>2.0%

(amounts in USD Millions)	Nine Months Ending, September 30, 2009	Twelve Months Ending, December 31, 2009
Free Cash Flow
Net Cash Provided by Operating Activities	126.4	108.0

Deductions or Additions to Reconcile to Free Cash Flow:
Purchases of property, plant, equipment and computer software	(39.9)	(68.0)

Free Cash Flow	86.5	40.0

Streamlining and separation payments	(30.1)	(50.0)

Free Cash Flow excluding Streamlining & Separation Payments	116.6	90.0

Note: The presentation of performance Operating Income Margin and Free Cash Flow is not in conformity with generally accepted accounting principles (GAAP). These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.